Exhibit 99.1

GXO Announces Share Repurchase Authorization

GREENWICH, Conn., February 18, 2025 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today announced that its Board of Directors has authorized the Company to repurchase up to $500 million of its common stock.

The share repurchase authorization permits shares to be repurchased from time to time in management’s discretion, through a variety of methods, including a 10b5-1 trading plan, open market purchases, privately negotiated transactions or otherwise, and is effective immediately. The timing and number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and funding considerations. GXO intends to fund the repurchases from existing cash, borrowings on GXO’s revolving credit facility and/or other financing sources. The share repurchase authorization does not obligate GXO to repurchase any specific number of shares and may be suspended or discontinued at any time.

About GXO

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing an inclusive, world-class workplace for more than 150,000 team members across more than 1,000 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com  for more information and connect with GXO on  LinkedIn, X, Facebook, Instagram and YouTube.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “plans,” “continue,” “will,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. Unknown or unpredictable factors could cause actual events to differ materially from the forward-looking statements expressed herein.

Media contact

Matthew Schmidt

+1 203-307-2809

matt.schmidt@gxo.com